EXHIBIT 23.3

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of
BULK ENERGY TRANSPORT (HOLDINGS) LIMITED:

We consent to the inclusion in the registration statement on Form F-3 of SEANERGY MARITIME HOLDINGS CORP. (the "Company") of our report dated September 11, 2009, with respect to the consolidated balance sheets of BULK ENERGY TRANSPORT (HOLDINGS) LIMITED as of December 31, 2008 and 2007, and the related consolidated statements of income, changes in equity and cash flows for each of the years in the two-year period ended December 31, 2008, and the period from December 18, 2006 (inception) to December 31, 2006, which report appears in the Company's Registration Statement on Form F-3 filed on May 10, 2010.

We consent to the references to our firm under the caption "Experts" in the prospectus.

/s/ KPMG Certified Auditors AE

Athens, Greece
May 10, 2010

SK 26979 0001 1098382